Exhibit 10.27

SEPARATION AGREEMENT AND MUTUAL RELEASE

       This Separation Agreement and Mutual Release ("Agreement") is made and shall be effective as of December 28, 2004, by and between SulphCo, Inc., a Nevada corporation (the "Company"), and Kirk S. Schumacher ("Employee").

RECITALS

       1.     Employee is currently employed by the Company as President and Secretary pursuant to a certain Executive Employment Agreement (the “Employment Agreement”) dated February 17, 2003.

       2.     The Company and Employee have mutually agreed to terminate the employment relationship, including the rights and obligations of the Parties under the Employment Agreement, and to release each other from any claims arising from, or related to the employment relationship, all on the terms and conditions set forth in this Agreement.

AGREEMENT

       NOW THEREFORE, in consideration of the mutual promises made herein, the Company and Employee (collectively referred to as the "Parties") hereby agree as follows:

       1.     Resignation. Employee hereby resigns from his position as the Company’s President and Secretary effective December 28, 2004.

       2.     Severance Payment. The Company agrees to pay Employee the lump sum payment of One Hundred Sixty-Five Thousand Dollars ($165,000)(the “Severance Amount”), the receipt of which is hereby acknowledged by Employee. Employee hereby directs the payment of such amount to the Company as payment in full of the exercise price of the 300,000 Company Stock Options described in Paragraph 3 below, the receipt of which is hereby acknowledged by the Company. In consideration of payment of the Severance Amount Employee hereby waives and relinquishes all rights to any severance payments under the Employment Agreement.

       3.     Exercise of Certain Employee Stock Options; Termination of Certain Employee Stock Options. The Company acknowledges that that on December 27, 2004, the Employee exercised his option to acquire 300,000 shares (the “Option”) of the Company’s common stock granted under the Employment Agreement. The Company hereby accepts the exercise of the Option. The Company hereby acknowledges receipt of the full exercise price of $0.55 per share, which is being paid by Employee in the manner provided in Paragraph 2 of this Agreement from the net proceeds of the Severance Amount paid to Employee under Paragraph 2. The Company agrees to promptly cause the issuance of the 300,000 option shares, provided that Employee shall pay within three days of the December 27, 2004 exercise date any applicable withholding taxes incurred as a result of the exercise of the Option. The Option Shares shall be issued by the Company to Employee without restrictive legend to Employee’s account at RBC Dain Rauscher. Employee acknowledges that the shares are “restricted shares” within the meaning of the Securities Act of 1933, as they have not been registered under the Securities Act, and shall only be sold in accordance with the Undertaking of Optionee between the Company and Employee dated July 12, 2004, which Undertaking shall survive the execution and delivery of this Agreement. The Company acknowledges and agrees that the resale of the Option Shares by Employee is covered by an effective Registration Statement on Form S-8 filed with the SEC, and the Company shall maintain the effectiveness of such registration statement until Employee has sold all of the Option Shares or, in the opinion of counsel to the Company, the Option Shares may be sold by Employee without registration pursuant to the provisions of Rule 144 under the Securities Act.

       Employee hereby relinquishes all rights to the remaining 500,000 Stock Options (the “Relinquished Options”) granted to Employee under the Employment Agreement. Employee acknowledges that the Relinquished Options have substantial value and may in the future have substantial value, either as a result of facts and circumstances existing as of this date, as a result of future events, or otherwise. Some of such facts, circumstances or events are or may be unknown to Employee. With this knowledge Employee is releasing all rights to the Relinquished Options and assuming the economic risks associated with such release.

       4.     Benefits. Employee shall have the right to convert his health insurance benefits to individual coverage pursuant to COBRA.

       5.     Confidential Information. Employee agrees to maintain the confidentiality of all confidential and proprietary information of the Company. Employee shall return all Company property and confidential and proprietary information in his possession to the Chairman of the Company by December 31, 2004.

       6.     Payment of Salary. Employee will be paid his regular salary through December 29, 2004, and waives any accrued vacation.

       7.     Release of Claims. Employee and the Company each agree that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company. Employee and the Company, on behalf of themselves, and their respective heirs, family members, executors, officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, hereby fully and forever release each other and their respective heirs, family members, executors, officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, from, and agree not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that any of them may possess arising from any omissions, acts or facts that have occurred up until and including December 28, 2004, including, without limitation:

             (a)     any and all claims relating to or arising from the Employment Agreement or Employee’s employment relationship with the Company and the termination of that relationship;

             (b)     any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

             (c)     any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

             (d)     any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, Older Workers Benefit Protection Act; the California Fair Employment and Housing Act, and Labor Code section 201, et seq. and section 970, et seq.;

             (e)     any and all claims for violation of the federal, or any state, constitution;

             (f)     any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

             (g)     any and all claims for attorneys’ fees and costs.

       The Company and Employee agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. Notwithstanding the provisions of this Paragraph 7, this release does not extend to (i) any obligations incurred under this Agreement, (ii) any written agreements between Employee and Rudolf W. Gunnerman in his individual capacity, or (iii) any rights to indemnification of Employee against claims by third parties (a) to the extent that such claims are covered by the Company’s Directors and Officers Liability Insurance naming Employee as a beneficiary, or (b) to the extent that Employee is entitled to indemnification under Nevada corporate law or the Company’s By-laws in effect on the date of this Agreement.

       8.     Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 ("ADEA") and that this waiver and release is knowing and voluntary. Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the effective date of this Agreement. Employee acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this writing that (a) he should consult with an attorney prior to executing this Agreement; (b) he has at least twenty-one (21) days within which to consider this Agreement and if he takes fewer than the 21 days to review this Agreement he is thereby waiving any and all rights to the balance of the 21 day period; (c) pursuant to the ADEA he has at least seven (7) days following the execution of this Agreement by the parties to revoke the Agreement by providing written notice of revocation to Rudolf W. Gunnerman, CEO, and returning any and all consideration received under this Agreement, in which case the Agreement becomes null and void; and (d) this Agreement shall not be effective until the seven day revocation period has expired.

       9.     No Pending or Future Lawsuits. Employee represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein. Employee also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein. The Company represents that it has no lawsuits, claims, or actions pending in its name, or on behalf of any other person or entity, against Employee or any other person or entity referred to herein. The Company also represents that it does not intend to bring any claims on its own behalf or on behalf of any other person or entity against Employee or any other person or entity referred to herein.

       10.     Non-Disparagement. Each Party agrees to refrain from any defamation, libel or slander of the other, or tortious interference with the contracts and relationships of the other.

       11.     No Admission of Liability. The Parties understand and acknowledge that this Agreement constitutes a compromise and settlement of disputed claims. No action taken by the Parties hereto, or either of them, either previously or in connection with this Agreement shall be deemed or construed to be (a) an admission of the truth or falsity of any claims heretofore made or (b) an acknowledgment or admission by either party of any fault or liability whatsoever to the other party or to any third party.

       12.     Costs. The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement.

       13.     Arbitration. The Parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters herein released, shall be subject to binding arbitration in Washoe County before the American Arbitration Association under its

Employment Dispute Resolution Rules, or by a judge to be mutually agreed upon. The Parties agree that the prevailing party in any arbitration shall be entitled to enforce the arbitration award in any court of competent jurisdiction. Notwithstanding the foregoing either Party shall be entitled to file an action or proceeding in any court of appropriate jurisdiction seeking preliminary or similar equitable relief pending the issuance of an arbitration award. The Parties agree that the prevailing party in any arbitration, action or proceeding shall be awarded its reasonable attorney’s fees and costs.

       14.     Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it pursuant to the terms and conditions of this Agreement. Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

       15.     No Representations. Each party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement. Employee acknowledges that Samuel S. Guzik and the law firm of Guzik & Associates represent the Company and have not represented Employee in connection with the subject matter of this Agreement.

       16.     Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

       17.     Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning Employee’s separation from the Company, and supersedes and replaces any and all prior agreements and understandings between the Parties concerning Employee’s relationship with the Company and his compensation by the Company, all such prior agreements and understandings being merged herein.

       18.     No Oral Modification. This Agreement may only be amended in writing signed by Employee and the CEO of the Company.

       19.     Governing Law. This Agreement shall be governed by the laws of the State of Nevada applicable to agreements entered into and to be performed in the State of Nevada.

       20.     Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

       21.     Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto. The Parties acknowledge that:

             (a)     They have read this Agreement;

             (b)     They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

             (c)     They understand the terms and consequences of this Agreement and of the releases it contains;

             (d)     They are fully aware of the legal and binding effect of this Agreement.

       IN WITNESS WHEREOF, the Parties have executed this Agreement on and effective as of December 28, 2004.

“The Company”

SULPHCO, INC.

By /s/ Rudolf W. Gunnerman
     Rudolf W. Gunnerman,
     Chairman and Chief Executive Officer

“Employee”

Kirk S. Schumacher, an individual

/s/ Kirk S. Schumacher
Kirk S. Schumacher